Exhibit 3.1

AGREEMENT OF INCORPORATION

          I. The undersigned agrees to incorporate under the name of First Sentry Bancshares, Inc.

          II. The principal office of said corporation will be located at 823 Eighth Street, in the City of Huntington, State of West Virginia. It shall have no chief works.

          III. The objects for which this corporation is formed are as follows:

          To generally purchase, own, and hold, the stock of other corporations, including but not limited to a banking corporation or banking corporations, and to do every act and thing covered generally by the denomination “holding company” or “bank holding corporation” and especially to direct the operations of other corporations, including but not limited to a banking corporation or banking corporations, through the ownership therein;

          To take, purchase or otherwise acquire, and to own, hold, sell, exchange, assign, transfer, create security interests in, pledge, or otherwise dispose of shares of voting trust certificates for shares of the capital stock, or any bonds, notes, securities, or evidences in indebtedness created by any other corporation or corporations, including but not limited to a banking corporation or banking corporations, organized under the laws of the State of West Virginia or any other state or district or country, nation or government and also bonds of indebtedness of the United States of America or of any state, district, territory, dependency, county, subdivision, or municipality thereof;

          To issue in exchange therefor shares of the capital stock, bonds, notes, or other obligations of the Corporation and while the owner thereof to exercise all rights, powers, and privileges of ownership, including but not limited to the right to vote on any shares of stock or voting trust certificates so owned.

          To take, purchase or otherwise acquire, and to own, hold, sell, convey, exchange, hire, lease, pledge, mortgage and otherwise deal in and dispose of such real property, personal property, chattels real, rights, easements, privileges, choses in action, bonds, mortgages, and securities, as may lawfully be acquired, held or disposed of by it under the laws of the State of West Virginia.

          Without in any particular limiting any of the objects, or purposes or powers of the corporation, the business or purposes of the company shall be, from time to time, to do any one or more or all of the acts and things herein set forth, and all such other acts and things, and business or businesses in any manner connected therewith, or necessary, incidental, convenient or auxiliary thereto, or calculated directly or indirectly to promote the interests of the corporation or enhance the value of or render profitable any of its property or rights, as such corporation may lawfully do; and in carrying on its business, or for the purpose of attaining or furthering any of its objects, to do any and all acts and things, and to exercise any and all other powers which a corporation, co-partnership or natural person could do and exercise and which now or hereafter may be authorized by law, and either as, or by and through principals, agents, attorneys, trustees, contractors, factors, lessors, lessees, or otherwise, either alone or in conjunction with others, and in any part of the world; and in addition to have and to exercise all the rights, powers and privileges now or hereafter belonging to or conferred upon corporations organized under the provisions of the law authorizing the formation of such corporations.

          IV. The amount of the total authorized capital stock of said corporation shall be $5,280,000.00, consisting of 5,280,000 shares of one dollar ($1.00) par value. (Amended as of April 19, 2004)

          The amount of capital stock with which it will commence business is One Hundred Dollars ($100.00), being one ten (10) shares of the par value of Ten Dollars ($10.00) each.

          V. The name and post office address of the incorporator and number of shares of stock subscribed for by him are as follows:

Name	Address	No. Shares Common	Total No. Shares

Geoffrey S. Sheils	142 Quail Ridge Road	10	10
	Huntington, WV

          VI. The existence of this corporation is to be perpetual.

          VII. Each director or officer of the Corporation, or former director or officer of the Corporation, or any person who may have served at the request of the Corporation as a director or officer of another corporation, his or her heirs and personal representatives, shall be indemnified by the Corporation against costs and expenses at any time reasonably incurred by him arising out of or in connection with any claim, action, suit, or proceeding, civil or criminal, against him or her or to which he or she may be made a party by reason of his or her being or having been such director or officer except in relation to matters as to which he or she shall be adjudged in such action, suit, or proceeding to be liable for gross negligence or willful misconduct in the performance of a duty to the Corporation. If in the judgment of the Board of Directors of the Corporation a settlement of any claim, action, suit or proceeding so arising be deemed in the best interests of the Corporation, any such director or officer shall be reimbursed for any amounts paid by him in effecting such settlement and reasonable expenses incurred in connection therewith. The foregoing right of indemnification shall be in addition to any and all other rights to which any director or officer may be entitled as a matter of law. The initial Board of Directors shall consist of ten (10) directors, who shall be as follows:

Joseph Williams 1717 Doulton Avenue Huntington, WV 25701	S. Kenneth Wolfe, M.D. 316 North Blvd. Huntington, WV 25701

Robert L. Shell, Jr. 5 Nichols Drive Barboursville, WV 25504	Arthur Weisberg 319 Woodland Drive Huntington, WV 25705

Robert H. Beymer 214 North Blvd. Huntington, WV 25701	Geoffrey Sheils 142 Quail Ridge Road Huntington, WV 25701

Jeanne Hubbard 333 West 11th Avenue Huntington, WV 25701	Johnnie Jones 3316 Waverly Road Huntington, WV 25704

Charles McKown, Jr., M 3 Willow Glen Huntington, WV 25701	Kerry Dillard 555 N. Inwood Road Huntington, WV 25701

          VIII. The power to adopt, alter, amend or repeal by-laws and to adopt new by-laws shall be vested in the Board of Directors of the Corporation.

          THE UNDERSIGNED, for that purpose of forming a corporation under the laws of the State of West Virginia, does make and file this agreement; and accordingly hereunto sets his hand this 11th day of June, 2001.

/s/ Geoffrey S. Sheils

Geoffrey S. Sheils

STATE OF WEST VIRGINIA,
COUNTY OF CABELL, TO-WIT:

          I, Mary A. McComas, a Notary Public in and for the County and State aforesaid, do hereby certify that Geoffrey S. Sheils, whose name is signed to the foregoing writing, bearing date the 11th day of June, 2001, this day personally appeared before me in my said County and acknowledged his signature to the same.

          Given under my hand and official seal this 11 day of June, 2001.

          My commission expires March 8, 2005.

/s/ Mary A. McComas

Notary Public

THIS INSTRUMENT PREPARED BY:

Robert M. Levy, Esquire
Lamp, O’Dell, Bartram, Levy & Trautwein, PLLC
River Tower, Suite 700
1108 Third Avenue
Huntington, WV 25701